Exhibit 99.1

Press Release July 20, 2026

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Reports Second Quarter 2026 Results

FORT WAYNE, INDIANA, July 20, 2026 / PRNewswire /

Second Quarter 2026 Performance Highlights:

▪	Record steel shipments of 3.7 million tons

▪	Continued commissioning and increased production from aluminum flat rolled sheet operations

▪	Net sales of $6.1 billion, operating income of $700 million, and net income of $534 million

▪	Adjusted EBITDA of $921 million and cash flow from operations of $428 million

▪	Share repurchases of $200 million of the company’s common stock

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2026 financial results. The company reported second quarter 2026 net sales of $6.1 billion and net income of $534 million, or $3.69 per diluted share which was reduced by a $16 million non-cash asset impairment charge related to the decision to relocate the company’s planned second satellite aluminum recycled slab center from Arizona to Columbus, Mississippi. Comparatively, the company’s sequential first quarter 2026 net income was $403 million, or $2.78 per diluted share and prior year second quarter net income was $299 million, or $2.01 per diluted share.

“During the second quarter 2026 steel pricing continued to improve resulting in strong performance across our steel platform, driving a sequential quarterly increase in consolidated operating income of $162 million, or 30 percent,” said Mark D. Millett, Chairman and Chief Executive Officer. “Our metals recycling, steel fabrication, and aluminum teams also had a solid performance. Our three-year after-tax return-on-invested capital of 13 percent is a testament to our ongoing high-return capital allocation execution. We are growing, returning capital to shareholders, and maintaining strong returns with best-in-class performance compared to domestic manufacturers.

“Steel fundamentals continued to strengthen during the second quarter, as pricing improved, demand remained solid, and customer inventory levels declined, remaining lower than historical norms,” said Millett. “Steel backlogs and lead times have also extended. Additionally, value-added flat-rolled steel spreads expanded in the quarter. We continue to see an improved steel market environment, supported by domestic trade actions, manufacturing reshoring, infrastructure program funding, and the increasing regionalization of supply chains within the United States. Long-product steel demand remains extremely strong, particularly for structural steel and railroad rail. We believe sustained demand across our platforms, combined with favorable market conditions, positions us well moving forward.

“The aluminum team continues to make strong progress on the commissioning and startup of our aluminum flat-rolled sheet products mill located in Columbus, Mississippi,” continued Millett. “The team is already providing high-quality products for the industrial, beverage, and automotive markets, with continued customer qualifications currently underway. We recently received qualifications to supply products for automotive applications, with expectations for automotive sales to commence before the end of 2026. Simultaneously, the team has finished construction and commenced commissioning of the third and final cold mill in July, which will allow for the full 650,000-metric-ton capacity. Together with our broader investment initiatives across the company, aluminum represents an exciting avenue for continued growth and value creation.”

Second Quarter 2026 Comments

Second quarter 2026 operating income for the company’s steel operations was $721 million, or 30 percent higher than sequential first quarter results, due to record shipments and metal spread expansion across the platform, as steel pricing increased more than ferrous scrap costs. The second quarter 2026 average external product selling price for the company’s steel operations increased $105 sequentially to $1,298 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills increased $16 sequentially to $412 per ton. The energy, non-residential construction, automotive, industrial, and agricultural sectors led steel demand in the quarter.

Compared to sequential first quarter results, second quarter 2026 operating income from the company’s metals recycling operations remained steady at $48 million, supported by higher volumes as pricing decreased in the quarter. Scrap flows seasonally improved in the second quarter, resulting in ample supply as domestic steel mills increased utilization.

The company’s steel fabrication operations generated operating income of $85 million in the second quarter 2026, in line with first quarter results of $90 million, as increased shipments and steady pricing were offset by higher steel raw material input costs. Customer order activity has continued to strengthen since the end of 2025, with the order backlog now nearly 45 percent higher than a year ago and extending into the first quarter 2027. Demand improved across several key end markets, including commercial construction, data centers, manufacturing, warehousing, and healthcare. In addition, accelerating announcements of significant domestic manufacturing investments and increased reshoring activity, coupled with funding from the U.S. infrastructure program, are expected to provide meaningful support for demand across our product portfolio, including steel joists and deck products, as well as flat-rolled and long-product steel.

Second quarter 2026 operating losses associated with the continued startup of the company’s aluminum operations were $33 million, or a 48 percent improvement compared to sequential first quarter results. There was also an additional non-cash impairment charge of $16 million in the second quarter, related to the relocation of the planned second satellite aluminum recycled slab center. Aluminum flat rolled sheet product shipments increased to 53,000 metric tons in the second quarter 2026, while hot band production increased to 84,000 metric tons. The company expects volumes and profitability from its aluminum operations to increase sharply in the second half 2026 and for full year 2027, as startup costs subside, utilization and yields improve, and scrap content increases. Demand for aluminum flat-rolled sheet products across the company’s consumer sectors remains strong, with the supply deficit growing.

The company generated cash flow from operations of $428 million during the second quarter 2026. Working capital, excluding income taxes increased $225 million in the second quarter, as product pricing and demand improved across the business and the aluminum operations continued to ramp. The company also invested $124 million in capital investments, paid cash dividends of $77 million, and repurchased $200 million of its outstanding common stock, while maintaining strong liquidity of $2.0 billion as of June 30, 2026.

Year-to-Date June 30, 2026 Comparison

For the six months ended June 30, 2026, net income was $938 million, or $6.47 per diluted share, with net sales of $11.3 billion, as compared to net income of $516 million, or $3.44 per diluted share, with net sales of $8.9 billion for the same period in 2025.

First half 2026 operating income increased 88 percent to $1.2 billion, when compared to the same period in 2025. Increased earnings were primarily the result of higher realized pricing and shipments in the company’s steel operations. First half 2026 operating income from the company’s steel operations was $1.3 billion, compared to $612 million for the same prior year period. The average first half 2026 external selling price for the company's steel operations increased $183 to $1,247 per ton compared to the same prior year period, and the average ferrous scrap cost per ton melted at the company’s steel mills increased $7 to $404 per ton. First half 2026 operating income from the company’s steel fabrication operations was $174 million, compared to $210 million in the same prior year period, due to a decrease in average pricing of $100 per ton combined with higher steel raw material input costs of $95 per ton. First half 2026 operating income from the company’s metals recycling operations was $95 million, compared to $47 million in the same prior year period, due to improved metal spreads and increased shipments.

Based on the company’s differentiated business model and highly variable cost structure, the company achieved cash flow from operations of $576 million in the first half 2026. The company also invested $262 million in capital investments, paid cash dividends of $149 million, and repurchased $315 million of its outstanding common stock, representing one percent of its outstanding shares, while maintaining liquidity of $2.0 billion.

Outlook

“We remain confident that market conditions are in place to support strong domestic steel and aluminum consumption through the remainder of 2026 and into 2027,” said Millett. “Customer sentiment, order entry activity, and pricing have continued to improve across our businesses. In addition, discussions with our customers further underscore the growing importance of lower-carbon, domestically produced steel and aluminum products, positioning our operations with a sustainable long-term competitive advantage.

As the impact of unfair trade practices continues to diminish, policy clarity improves, and U.S. manufacturing investment expands, we believe the foundation is in place for a favorable market environment and sustained demand growth.

“The aluminum team continues to make progress commissioning our aluminum flat rolled products mill, as well as our San Luis Potosi, Mexico satellite recycled aluminum slab center. Two of the three cold mills are now operational, and the third cold mill is currently being commissioned, with expectations to begin transitioning to commercial operations in August. Additionally, the first of two Continuous Annealing and Solution Heat (CASH) lines, which support the production of finished automotive products, is operating and shipping material for customer qualification. The second CASH line is also expected to begin material qualifications in the fourth quarter 2026.

“We have intentionally aligned our growth strategy with our customers’ evolving needs, with a focus on product excellence, supply chain efficiency, and sustainability. Building on our strong positions in steel, we are expanding into high-recycled-content aluminum sheet products to serve deficit adjacent markets where customer demand continues to accelerate. This opportunity spans the resilient beverage can and packaging market and extends to automotive, industrial, and construction applications. Supported by our performance-driven culture and proven ability to develop and operate low-cost, high-margin manufacturing assets, we believe we are well positioned to create attractive long-term value through this expansion. As demand for domestically produced, lower-carbon materials continue to grow, our strategic investments in aluminum will complement our existing steel platforms and strengthen our ability to serve customers across a broader range of end markets.

“Our commitment is to the health and safety of our teams, families, and communities, while meeting the current and future needs of our customers. Our culture and business model continues to positively differentiate our performance from the rest of the industry. We continue to focus on delivering superior value to our team members, customers, and shareholders,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss second quarter 2026 operating and financial results on Tuesday, July 21, 2026, at 11:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on July 30, 2026.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company has also recently added aluminum operations, further diversifying its product offerings to supply aluminum flat rolled products with higher recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Note Regarding Financial Metrics

The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows:

After-tax ROIC =	Net Income Attributable to Steel Dynamics, Inc.
(Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals marketplaces, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) the cyclical nature of the metals industries and the industries we serve; (4) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (5) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (6) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (7) compliance with and changes in environmental and remediation requirements; (8) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (9) availability of an adequate source of supply of scrap for our metals recycling operations; (10) cybersecurity threats and risks to the security of our sensitive data and information technology; (11) the implementation of our growth strategy; (12) our ability to retain, develop and attract key personnel; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) difficulties in the launch or production ramp-up of new products; (16) our aluminum operations depend on a core group of significant customers; (17) governmental agencies may refuse to grant or renew some of our licenses and permits; (18) our existing debt agreements contain, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (19) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact:

Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months
	June 30,		June 30,		Ended
	2026	2025	2026	2025	March 31, 2026
Net sales	$6,091,557	$4,565,123	$11,296,415	$8,934,318	$5,204,858
Costs of goods sold	5,132,583	3,946,655	9,574,218	7,829,306	4,441,635
Gross profit	958,974	618,468	1,722,197	1,105,012	763,223

Selling, general and administrative expenses	193,451	198,010	368,671	379,818	175,220
Profit sharing	57,314	30,706	99,512	53,401	42,198
Amortization of intangible assets	7,730	6,897	15,531	13,794	7,801
Operating income	700,479	382,855	1,238,483	657,999	538,004

Interest expense, net of capitalized interest	39,120	17,381	72,361	29,512	33,241
Other income, net	(22,105)	(22,392)	(30,555)	(40,033)	(8,450)
Income before income taxes	683,464	387,866	1,196,677	668,520	513,213

Income tax expense	152,679	86,675	265,787	149,650	113,108
Net income	530,785	301,191	930,890	518,870	400,105
Net loss (income) attributable to noncontrolling interests	3,302	(2,465)	6,633	(2,993)	3,331
Net income attributable to Steel Dynamics, Inc.	$534,087	$298,726	$937,523	$515,877	$403,436

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$3.71	$2.01	$6.49	$3.45	$2.79

Weighted average common shares outstanding	143,997	148,387	144,397	149,325	144,797

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$3.69	$2.01	$6.47	$3.44	$2.78

Weighted average common shares and share equivalents outstanding	144,591	148,960	144,956	149,885	145,321

Dividends declared per share	$0.53	$0.50	$1.06	$1.00	$0.53

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
Assets	2026	2025
	(unaudited)
Current assets
Cash and equivalents	$567,708	$769,878
Accounts receivable, net	2,442,938	1,682,660
Inventories	3,955,621	3,738,516
Other current assets	314,768	293,117
Total current assets	7,281,035	6,484,171

Property, plant and equipment, net	8,491,771	8,569,466

Intangible assets, net	315,759	331,290

Goodwill	477,471	477,471

Other assets	547,363	557,382
Total assets	$17,113,399	$16,419,780
Liabilities and Equity
Current liabilities
Accounts payable	$1,483,566	$1,231,358
Income taxes payable	32,345	67,315
Accrued expenses	770,063	788,926
Current maturities of long-term debt	1,332	34,655
Total current liabilities	2,287,306	2,122,254

Long-term debt	4,180,810	4,176,508

Deferred income taxes	1,070,817	1,004,375

Other liabilities	211,395	186,232
Total liabilities	7,750,328	7,489,369

Commitments and contingencies

Redeemable noncontrolling interests	143,259	141,226

Equity
Common stock	653	653
Treasury stock, at cost	(8,287,758)	(7,980,549)
Additional paid-in capital	1,229,734	1,248,634
Retained earnings	16,473,691	15,689,042
Accumulated other comprehensive income (loss)	3,212	(598)
Total Steel Dynamics, Inc. equity	9,419,532	8,957,182
Noncontrolling interests	(199,720)	(167,997)
Total equity	9,219,812	8,789,185
Total liabilities and equity	$17,113,399	$16,419,780

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Operating activities:
Net income	$530,785	$301,191	$930,890	$518,870

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	173,922	132,865	333,202	266,621
Equity-based compensation	14,162	14,063	31,613	31,103
Deferred income taxes	29,978	39,129	62,647	55,378
Other adjustments	14,431	(890)	12,138	(5,085)
Changes in certain assets and liabilities:
Accounts receivable	(386,504)	19,825	(760,278)	(283,777)
Inventories	(48,843)	(163,417)	(223,270)	(149,607)
Other assets	(23,468)	7,789	(2,467)	(24,326)
Accounts payable	107,310	(5,267)	264,215	243,333
Income taxes receivable/payable	(109,889)	(82,710)	(35,457)	(39,895)
Accrued expenses	126,052	39,033	(36,981)	(158,401)
Net cash provided by operating activities	427,936	301,611	576,252	454,214

Investing activities:
Purchases of property, plant and equipment	(123,842)	(288,331)	(261,821)	(593,837)
Purchases of short-term investments	-	(29,571)	-	(39,571)
Proceeds from maturities of short-term investments	-	9,614	-	147,425
Other investing activities	5,805	2,592	4,718	1,528
Net cash used in investing activities	(118,037)	(305,696)	(257,103)	(484,455)

Financing activities:
Issuance of current and long-term debt	695,091	484,278	1,294,560	1,890,221
Repayment of current and long-term debt	(716,223)	(902,605)	(1,328,582)	(1,335,132)
Dividends paid	(76,555)	(74,690)	(149,025)	(144,204)
Purchase of treasury stock	(200,288)	(200,048)	(315,375)	(450,186)
Other financing activities	(697)	(31,718)	(23,009)	(62,187)
Net cash used in financing activities	(298,672)	(724,783)	(521,431)	(101,488)

Increase (decrease) in cash, cash equivalents, and restricted cash	11,227	(728,868)	(202,282)	(131,729)
Cash, cash equivalents, and restricted cash at beginning of period	561,763	1,192,149	775,272	595,010
Cash, cash equivalents, and restricted cash at end of period	$572,990	$463,281	$572,990	$463,281

Supplemental disclosure information:
Cash paid for interest	$67,149	$34,737	$93,149	$63,214
Cash paid for income taxes, net	$231,062	$124,753	$235,553	$128,470

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION (UNAUDITED)

(dollars in thousands)

	Second Quarter		YTD
	2026	2025	2026	2025	1Q 2026
External Net Sales
Steel	$4,005,510	$3,275,551	$7,544,253	$6,342,567	$3,538,743
Steel Fabrication	393,805	340,648	749,238	692,955	355,433
Metals Recycling	653,765	522,721	1,246,948	1,057,616	593,183
Aluminum	497,867	65,632	725,260	132,208	227,393
Other	540,610	360,571	1,030,716	708,972	490,106
Consolidated Net Sales	$6,091,557	$4,565,123	$11,296,415	$8,934,318	$5,204,858
Operating Income (Loss)
Steel	$720,918	$382,196	$1,277,482	$612,159	$556,564
Steel Fabrication	84,593	93,115	174,107	209,860	89,514
Metals Recycling	47,816	21,290	95,283	47,000	47,467
Aluminum	(33,380)	(40,627)	(97,972)	(69,362)	(64,592)
	819,947	455,974	1,448,900	799,657	628,953

Non-cash amortization of intangible assets	(7,730)	(6,897)	(15,531)	(13,794)	(7,801)
Profit sharing expense	(57,314)	(30,706)	(99,512)	(53,401)	(42,198)
Non-segment operations	(37,946)	(35,516)	(78,896)	(74,463)	(40,950)
Non-cash asset impairment charges	(16,478)	-	(16,478)	-	-
Consolidated Operating Income	$700,479	$382,855	$1,238,483	$657,999	$538,004
Adjusted EBITDA
Net income	$530,785	$301,191	$930,890	$518,870	$400,105
Income taxes	152,679	86,675	265,787	149,650	113,108
Net interest expense	33,179	7,025	59,232	9,341	26,053
Depreciation	163,901	124,003	313,095	249,125	149,194
Amortization of intangible assets	7,730	6,897	15,531	13,794	7,801
EBITDA	888,274	525,791	1,584,535	940,780	696,261
Non-cash adjustments
Unrealized (gains) losses on derivatives
and currency remeasurement	1,559	(6,197)	(10,035)	12,956	(11,594)
Equity-based compensation	14,208	13,819	29,438	28,000	15,230
Asset impairment charges	16,478	-	16,478	-	-
Adjusted EBITDA	$920,519	$533,413	$1,620,416	$981,736	$699,897

Other Operating Information
Steel
Average external sales price (Per ton)	$1,298	$1,134	$1,247	$1,064	$1,193
Average ferrous cost (Per ton Melted)	$412	$408	$404	$397	$396

Flat Roll shipments
Butler, Columbus, and Sinton	2,026,079	1,952,228	4,037,522	4,071,415	2,011,443
Steel Processing divisions *	717,837	479,102	1,404,277	971,729	686,440
Long Product shipments
Structural and Rail Division	510,322	468,827	1,001,293	906,225	490,971
Engineered Bar Products Division	213,220	190,612	407,242	382,270	194,022
Roanoke Bar Division	175,792	151,828	343,629	296,014	167,837
Steel of West Virginia	98,090	107,201	186,245	203,684	88,155
Total Shipments (Tons)	3,741,340	3,349,798	7,380,208	6,831,337	3,638,868
External Shipments (Tons)	3,085,372	2,888,916	6,051,496	5,960,651	2,966,124
Steel Mill Production (Tons)	2,974,075	2,949,936	6,013,442	5,971,529	3,039,367
Metals Recycling
Nonferrous shipments (000's of pounds)	211,050	245,577	408,435	478,657	197,385
Ferrous shipments (Gross tons)	1,672,886	1,596,583	3,146,343	3,049,015	1,473,457
External ferrous shipments (Gross tons)	588,906	545,022	1,142,273	1,102,640	553,367
Steel Fabrication
Average sales price (Per ton)	$2,442	$2,517	$2,458	$2,558	$2,478
Shipments (Tons)	161,010	135,347	304,432	270,928	143,422

*Includes Heartland, The Techs, United Steel Supply, and New Process Steel (beginning December 1, 2025) operations